UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 28, 2006

Pacific Biometrics, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-21537	93-1211114
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

220 West Harrison St., Seattle, Washington		98119
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	206-298-0068

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02 Results of Operations and Financial Condition.

On September 28, 2006, Pacific Biometrics, Inc. (the "Company") filed a Form 12b-25 with the Securities and Exchange Commission to report that it will not timely file its Annual Report on Form 10-KSB for the fiscal year ended June 30, 2006 due to a change in accounting treatment of its outstanding secured convertible debt with Laurus Master Fund, Ltd., as derivative financial instruments in accordance with applicable authoritative guidance, including SFAS No. 133 (Accounting for Derivative Instruments and Hedging Activities) and EITF No. 00-19 (Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock). As a result of revising the accounting treatment for the Laurus convertible debt as derivative financial instruments, the Company will need to restate its financial statements at June 30, 2005.

The Form 12b-25 included a disclosure that a significant change in results of operations from the prior fiscal year will be reflected by the earnings statements to be included in the Form 10-KSB. Specifically, as reported in the Form 12b-25, the Company estimated that it will report net earnings of approximately $0.02 to $0.03 per share on revenues of approximately $10,750,000 for the year ended June 30, 2006, compared to a net loss of approximately $0.24 per share on revenues of approximately $3,230,000 for the year ended June 30, 2005. However, the Company has not yet completed the process of restating the financial statements and determining the final valuation of the derivative instruments. The actual amount of any net earnings or loss will depend on the final determinations of valuation of the derivative instruments, and may be more or less than the Company's estimates. Until the Company's financial statements for the year ended June 30, 2006 have been completed, additional changes or adjustments may become necessary.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pacific Biometrics, Inc.

September 28, 2006	By:	/s/ Ronald R. Helm

Name: Ronald R. Helm
Title: Chief Executive Officer